Exhibit 10.52

LYNX THERAPEUTICS, INC.

EMPLOYEE AGREEMENT
for
Mary L. Schramke, Ph.D., MBA

     This Employment Agreement (“Agreement”) by and between Mary L. Schramke, Ph.D., MBA (“Ms. Schramke”) and LYNX THERAPEUTICS, INC., a Delaware corporation (the “Company”), is entered into and is effective as of January 29, 2003 (the “Effective Date”).

     WHEREAS, the Company desires to employ Ms. Schramke to provide personal services to the Company, and wishes to provide Ms. Schramke with certain compensation and benefits in return for her services; and

     WHEREAS, Ms. Schramke wishes to be employed by the Company and provide personal services to the Company in return for certain compensation and benefits;

     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, it is hereby agreed by and between the parties hereto as follows:

     1. EMPLOYMENT BY THE COMPANY.

          1.1 Subject to the terms set forth herein, the Company agrees to employ Ms. Schramke in the position of Sr. Director, Business Development, reporting to the Vice President of Business Development, and Ms. Schramke hereby accepts such employment effective as of January 29, 2003. During the term of her employment with the Company, Ms. Schramke will devote her best efforts and substantially all of her business time and attention (except for vacation periods permitted by the Company’s general employment policies, reasonable periods of illness or other incapacities permitted by the Company’s general employment policies, and as otherwise provided herein) to the business of the Company.

          1.2 Ms. Schramke shall serve in a managerial capacity and shall perform such duties as are customarily associated with her then current title.

          1.3 The employment relationship between the parties is “at will,” which means that either party may terminate the relationship at any time, with or without cause and with or without advance notice. The employment relationship between the parties shall also be governed by the general employment policies and practices of the Company, including those relating to protection of confidential information and assignment of inventions, except that when the terms of this Agreement differ from or are in conflict with the Company’s general employment policies or practices, this Agreement shall control.

     2. COMPENSATION.

          2.1 Salary. Ms. Schramke shall receive for services to be rendered hereunder an annualized base salary of One Hundred Eighty-Five Thousand U.S. Dollars ($185,000), payable on the Company’s normal payroll schedule, and subject to standard payroll deductions and withholdings.

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          2.2 Stock Option. Subject to approval by the Board, the Company will grant Ms. Schramke a nonstatutory stock option (the “Option”) to purchase Seven Thousand (7,000) shares of the common stock of the Company (the “Common Stock”) pursuant to the Company’s 1992 Stock Option Plan (the “Plan”), as amended. The exercise price per share of the Option will be the Fair Market Value (as defined in the Plan) per share of the Common Stock on the date of grant. Except as otherwise provided herein, the Option will vest and become exercisable over five (5) years, with Twenty Percent (20%) of the shares covered by the Option vesting and becoming exercisable on the first year anniversary of the date of grant and the remaining Eighty Percent (80%) of the shares covered by the Option vesting and becoming exercisable in Forty-Eight (48) equal monthly installments thereafter, in accordance with the Company’s standard vesting and exercisability policy, as long as Ms. Schramke remains in continuous service with the Company. The Option will be subject to the terms of the Plan and Ms. Schramke’s corresponding Stock Option Grant Notice and Stock Option Agreement.

          2.3 Transaction Bonus. For the period beginning on the Effective Date of this Agreement and ending on December 31, 2003 (the “Transaction Bonus Period”), Ms. Schramke shall be eligible to participate in the Business Development Bonus Plan, attached hereto as Exhibit A.

          2.4 Standard Company Benefits. Ms. Schramke shall be entitled to all rights and benefits for which she is eligible under the terms and conditions of the standard Company benefits and compensation practices which may be in effect from time to time and provided by the Company to its employees generally, including but not limited to health benefit plans. Ms. Schramke also shall be eligible to participate in the Company’s 401(k) Plan, including eligibility for a monthly matching contribution by the Company on Ms. Schramke’s behalf, in an amount equal to that contributed by Ms. Schramke up to a maximum annual matching contribution of Seven Hundred Fifty Dollars ($750). Ms. Schramke shall be provided specific information concerning these Company benefits upon commencement of her employment.

     3. PROPRIETARY INFORMATION OBLIGATIONS.

          3.1 Agreement. Ms. Schramke agrees to execute and abide by the Employee Proprietary Information and Inventions Agreement attached hereto as Exhibit B.

          3.2 Remedies. Ms. Schramke’s duties under the Employee Proprietary Information and Inventions Agreement shall survive termination of her employment with the Company. Ms. Schramke acknowledges that a remedy at law for any breach or threatened breach by her of the provisions of the Employee Proprietary Information and Inventions Agreement would be inadequate, and she therefore agrees that the Company shall be entitled to injunctive relief in case of any such breach or threatened breach.

     4. OUTSIDE ACTIVITIES.

          4.1 Except with the prior written consent of the President and Chief Executive Officer, Ms. Schramke will not during the term of this Agreement undertake or engage in any other employment, occupation or business enterprise, other than ones in which Ms. Schramke is a passive investor. Ms. Schramke may engage in civic and not-for-profit activities so long as such activities do not materially interfere with the performance of her duties hereunder.

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          4.2 Except as permitted by Section 4.3, Ms. Schramke agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by her to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise.

          4.3 During the term of her employment by the Company, except on behalf of the Company, Ms. Schramke will not directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative, consultant, or in any capacity whatsoever engage in, become financially interested in, be employed by or have any business connection with any other person, corporation, firm, partnership or other entity whatsoever which were known by her to compete directly with the Company, throughout the world, in any line of business engaged in (or planned to be engaged in) by the Company; provided, however, that anything above to the contrary notwithstanding, she may own, as a passive investor, securities of any competitor corporation, so long as her direct holdings in any one such corporation shall not in the aggregate constitute more than One Percent (1%) of the voting stock of such corporation.

     5. TERMINATION OF EMPLOYMENT.

          5.1 Termination Without Cause.

               (a) The Company shall have the right to terminate Ms. Schramke’s employment with the Company at any time without cause or advance notice.

               (b) In the event Ms. Schramke’s employment is terminated without Cause (as defined in section 5.2) by the Company, or by any successor or acquiring entity upon or after an Asset Sale, Merger, Consolidation, or Reverse Merger (as defined in the Lynx Therapeutics, Inc. 1992 Stock Option Plan, as amended), Ms. Schramke shall be eligible to receive severance compensation, calculated as specified herein, provided that, Ms. Schramke executes a general release of any and all claims she may have against the Company, which general release shall be in a form acceptable to the Company. The amount of severance compensation that Ms. Schramke shall receive shall be calculated pursuant to the following schedule: (a) if the termination occurs on or prior to the first year anniversary of Ms. Schramke’s hire date, she shall receive an amount equal to three (3) months of her base salary, subject to standard payroll deductions and withholdings, and paid in a lump sum; (b) if the termination occurs after the first year anniversary of Ms. Schramke’s hire date, she shall receive an amount equal to at least one (1) month of her base salary, subject to standard payroll deductions and withholdings, and paid in a lump sum. (“Severance”). The Severance shall be the only severance, benefit, or cash compensation, other than accrued wages, to which Ms. Schramke shall be entitled from the Company in the event of a termination without Cause. In the event, however, that a successor or acquiring entity is obligated to pay Severance to Ms. Schramke, such Severance shall be in addition to any equity compensation or benefits for which Ms. Schramke may be eligible under the Lynx Therapeutics, Inc. 1992 Stock Option Plan, as amended.

          5.2 Termination for Cause.

               (a) The Company shall have the right to terminate Ms. Schramke’s employment with the Company at any time for Cause.

               (b) “Cause” for termination shall mean: (a) indictment or conviction of any felony or of any crime involving dishonesty; (b) participation in any fraud or act of dishonesty against the Company; (c) Ms. Schramke’s failure to perform her duties to the Company in a satisfactory

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manner; (d) intentional damage to any property of the Company; or (e) conduct by Ms. Schramke which in the good faith and reasonable determination of the President and Chief Executive Officer demonstrates lack of fitness to serve.

               (c) In the event Ms. Schramke’s employment is terminated at any time for Cause, Ms. Schramke will not be entitled to Severance or any other compensation or benefit other than accrued wages.

          5.3 Voluntary or Mutual Termination.

               (a) Ms. Schramke may voluntarily terminate her employment with the Company at any time, after which no further compensation will be paid to Ms. Schramke.

               (b) In the event Ms. Schramke voluntarily terminates her employment, she will not be entitled to Severance or any other such compensation or benefit, other than accrued wages.

     6. NONINTERFERENCE.

          While employed by the Company, and for two (2) years immediately following the termination of her employment, Ms. Schramke agrees not to interfere with the business of the Company by soliciting, attempting to solicit, inducing, or otherwise causing any employee of the Company to terminate her or her employment in order to become an employee, consultant or independent contractor to or for any competitor of the Company.

     7. COOPERATION WITH COMPANY.

          7.1 Cooperation Obligation. During and after Ms. Schramke’s employment, Ms. Schramke will cooperate with the Company in responding to the reasonable requests of the Company’s Chairman of the Board, Chief Executive Officer or General Counsel, in connection with any and all existing or future litigation, arbitrations, mediations or investigations brought by or against the Company or its affiliates, agents, officers, directors or employees, whether administrative, civil or criminal in nature, in which the Company reasonably deems Ms. Schramke’s cooperation necessary or desirable. In such matters, Ms. Schramke agrees to provide the Company with reasonable advice, assistance and information, including offering and explaining evidence, providing sworn statements, and participating in discovery and trial preparation and testimony. Ms. Schramke also agrees to promptly send the Company copies of all correspondence (for example, but not limited to, subpoenas) received by Ms. Schramke in connection with any such legal proceedings, unless Ms. Schramke is expressly prohibited by law from so doing. The failure by Ms. Schramke to cooperate fully with the Company in accordance with this Section 7 will be a material breach of the terms of this Agreement which will result in all commitments of the Company to pay Severance to Ms. Schramke under Section 5.1 (b) becoming null and void.

          7.2 Expenses and Fees. The Company will reimburse Ms. Schramke for reasonable out-of-pocket expenses incurred by Ms. Schramke as a result of her cooperation with the obligations described in Section 7.1, within thirty (30) days of the presentation of appropriate documentation thereof, in accordance with the Company’s standard reimbursement policies and procedures. After termination of Ms. Schramke’s employment, the Company will also pay Ms. Schramke a reasonable fee in the amount of $200 per hour for the time Ms. Schramke devotes to matters as requested by the Company under Section 7.1 (“the Fees”). The Company will not deduct or withhold any amount from

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the Fees for taxes, social security, or other payroll deductions, but will instead issue an IRS Form 1099 with respect to the Fees. Ms. Schramke acknowledges that in cooperating in the manner described in Section 7.1, she will be serving as an independent contractor, not a Company employee, and she will be entirely responsible for the payment of all income taxes and any other taxes due and owing as a result of the payment of Fees. Ms. Schramke hereby indemnifies the Company and its officers, directors, agents, attorneys, employees, shareholders, subsidiaries, and affiliates and holds them harmless from any liability for any taxes, penalties, and interest that may be assessed by any taxing authority with respect to the Fees, with the exception of the employer’s share of employment taxes subsequently determined to be applicable, if any.

     8. GENERAL PROVISIONS.

          8.1 Notices. Any notices provided hereunder must be in writing and shall be deemed effective upon the earlier of personal delivery (including personal delivery by facsimile) or the third day after mailing by first class mail, to the Company at its primary office location and to Ms. Schramke at her address as listed on the Company payroll.

          8.2 Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction in order to most closely effectuate the parties’ intentions.

          8.3 Waiver. If either party should waive any breach of any provisions of this Agreement, she or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          8.4 Complete Agreement. This Agreement and its Exhibits constitute the entire agreement between Ms. Schramke and the Company and it is the complete, final, and exclusive embodiment of their agreement with regard to this subject matter. It is entered into without reliance on any promise or representation other than those expressly contained herein, and it cannot be modified or amended except in writing signed by a member of the Company’s Board.

          8.5 Counterparts. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one party, but all of which taken together will constitute one and the same Agreement.

          8.6 Headings. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning thereof.

          8.7 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by Ms. Schramke and the Company, and their respective successors, assigns, heirs, executors and administrators, except that Ms. Schramke may not assign any of her duties hereunder and she may not assign any of her rights hereunder without the written consent of the Company, which shall not be withheld unreasonably.

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          8.8 Attorney’s Fees. If either party hereto brings any action to enforce her or its rights hereunder, the prevailing party in any such action shall be entitled to recover her or its reasonable attorneys’ fees and costs incurred in connection with such action.

          8.9 Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the State of California. Ms. Schramke hereby expressly consents to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against Ms. Schramke by the Company arising from or related to this Agreement.

          IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year written below.

LYNX THERAPEUTICS, INC.

	By:	/s/ Kathy A. San Roman

Kathy A. San Roman
Vice President, Human Resources & Administration

	Date:	January 29, 2003

Accepted and agreed this 31st day of January 2003.

/s/ Mary L. Schramke		February 18, 2003

Mary L. Schramke, Ph.D., MBA		Start Date

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EXHIBIT A

BUSINESS DEVELOPMENT BONUS PLAN

1. OBJECTIVE

To develop and implement a Business Development Bonus Plan (“Bonus Plan”) designed to motivate the Business Development employees, enhance teamwork and reward effective efforts in achieving individual and team contributions as they relate to meeting the Company’s revenue and cash flow objectives.

2. EFFECTIVE DATE AND SCOPE OF COVERAGE

This Bonus Plan covers the period of April 1, 2003 to December 31, 2003 (the “Transaction Bonus Period”). It represents the entire agreement between you and the Company on this subject, and supersedes all prior bonus compensation programs or other bonus or commissions arrangements of the Company and all other previous oral or written statements or agreements to you regarding any bonus or commissions.

3. ELIGIBILITY

Business Development employees are eligible to participate in the Bonus Plan only if they are designated as an eligible employee in writing, signed by a Company officer. All eligible employees must sign the Bonus Plan to participate in the Bonus Plan. The Company reserves the right to transfer or remove a participant from the Plan at any time and for any reason, upon written notice to the participant.

4. QUALIFYING TRANSACTIONS; EARNED TRANSACTION BONUSES

During the Transaction Bonus Period, the participants in the Bonus Plan shall be eligible to receive a cash bonus equal to a certain percentage (identified below) of revenue-based customer payments received and recorded by the Company from any transactions between unaffiliated third parties and the Company (a “Transaction”) that are identified, initiated and completed by the Business Development group during the Transaction Bonus Period (the “Transaction Bonus”). Transaction Bonuses, if any, shall be paid within thirty (30) calendar days after the Company records receipt of the customer payments. The Company will determine, in its sole discretion, when and if customer payments are received and recorded. Participants must be employed as a Business Development employee in good standing at the time that the customer payment is received and recorded by the Company to earn the related Transaction Bonus. Transaction Bonuses earned but not yet paid upon termination of employment or removal from the Bonus Plan will be paid on the normal Transaction Bonus payment schedule. No other Transaction Bonuses will be paid following termination of employment or removal from the Bonus Plan. Transaction Bonuses are subject to standard payroll deductions and withholdings.

The Company reserves the right to accept and reject customers, contracts or orders. No Transaction Bonuses will be paid for any rejected customers, contracts or orders.

5. BONUS CALCULATION

Each participant’s Transaction Bonus amount will be equal to either a Lead or Group percentage of the customer payments received and recorded by the Company from Transactions during the Transaction Bonus Period. The Lead percentage is equal to 0.50% of the received and recorded customer payments, and applies to the participant if the participant was the lead or primary person who identified, initiated and completed the Transaction (the “Lead”). The Group percentage is equal to 0.25% of the received and recorded customer payments, and applies to

BUSINESS DEVELOPMENT BONUS PLAN

participants who do not qualify as the Lead. Only one participant can qualify as the Lead on any single Transaction. The Company’s Vice President of Business Development will determine, in his or her sole discretion, which participant qualifies as the Lead. As Sr. Director of Business Development, your percentage is equal to 0.50% of received and recorded customers payments.

6. PLAN ADMINISTRATION AND INTERPRETATION ; TERMINATION OF PLAN

The Vice President of Business Development will administer and interpret the Bonus Plan. The Company reserves the right to change, suspend or terminate the Bonus Plan at any time and for any reason, upon written notice to the participants. Any changes to or termination of the Bonus Plan must be in writing signed by a duly authorized officer of the Company.

7. BONUS DISPUTES

A Bonus Review Board will be established to review and decide any disputes arising under this Bonus Plan that are not resolved by the Vice President of Business Development. The Bonus Review Board shall consist of the Company’s Chief Executive Officer, Chief Financial Officer, and Vice President of Human Resources. Any participant with an issue related to the Bonus Plan that is not resolved by the Vice President of Business Development shall provide a written request for review to the Vice President of Human Resources, who shall convene the Bonus Review Board to resolve the issue. All decisions of the Bonus Review Board are final and binding.

8. AT-WILL EMPLOYMENT

Nothing in this Bonus Plan is intended to alter the at-will nature of your employment, i.e., your right or the Company’s right to terminate your employment at will, at any time with or without cause or advance notice.

ACKNOWLEDGEMENT AND ACCEPTANCE

I have read and understood the provisions of this Bonus Plan and hereby accept its terms.

Signature	Date

Print Name

EXHIBIT B

Lynx Therapeutics, Inc.

EMPLOYEE PROPRIETARY INFORMATION
AND INVENTIONS AGREEMENT

     In consideration of my employment or continued employment by Lynx Therapeutics, Inc. (the “Company”), and the compensation now and hereafter paid to me, I hereby agree as follows:

1. NONDISCLOSURE

     1.1 Recognition of Company’s Rights; Nondisclosure. At all times during my employment and thereafter, I will hold in strictest confidence and will not disclose, use, lecture upon or publish any of the Company’s Proprietary Information (defined below), except as such disclosure, use or publication may be required in connection with my work for the Company, or unless an officer of the Company expressly authorizes such in writing. I will obtain Company’s written approval before publishing or submitting for publication any material (written, verbal, or otherwise) that relates to my work at Company and/or incorporates any Proprietary Information. I hereby assign to the Company any rights I may have or acquire in such Proprietary Information and recognize that all Proprietary Information shall be the sole property of the Company and its assigns.

     1.2 Proprietary Information. The term “Proprietary Information” shall mean any and all confidential and/or proprietary knowledge, data or information of the Company. By way of illustration but not limitation, “Proprietary Information” includes tangible and intangible information relating to antibodies and other biological materials, cell lines, samples of assay components, media and/or cell lines and procedures and formulations for producing any such assay components, media and/or cell lines, formulations, products, processes, know-how, designs, formulas, methods, developmental or experimental work, clinical data, improvements, discoveries, plans for research, new products, marketing and selling, business plans, budgets and unpublished financial statements, licenses, prices and costs, suppliers and customers, and information regarding the skills and compensation of other employees of the Company. Notwithstanding the foregoing, it is understood that, at all such times, I am free to use information which is generally known in the trade or industry, which is not gained as result of a breach of this Agreement, and my own skill, knowledge, know-how and experience to whatever extent and in whichever way I wish.

     1.3 Third Party Information. I understand, in addition, that the Company has received and in the future will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. During the term of my employment and thereafter, I will hold Third Party Information in the strictest confidence and will not disclose to anyone (other than Company personnel who need to know such information in connection with their work for the Company) or use, except in connection with my work for the Company, Third Party Information unless expressly authorized by an officer of the Company in writing.

     1.4 No Improper Use of Information of Prior Employers and Others. During my employment by the Company I will not improperly use or disclose any confidential information or trade secrets, if any, of any former employer or any other person to whom I have an obligation of confidentiality, and I will not bring onto the premises of the Company any unpublished documents or any property belonging to any former employer or any other person to whom I have an obligation of confidentiality unless consented to in writing by that former employer or person. I will use in the performance of my duties only information which is generally known and used by persons with training and experience comparable to my own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed by the Company.

2. ASSIGNMENT OF INVENTIONS.

     2.1 Proprietary Rights. The term “Proprietary Rights” shall mean all trade secret, patent, copyright, mask work and other intellectual property rights throughout the world.

     2.2 Prior Inventions. Inventions, if any, patented or unpatented, which I made prior to the commencement of my employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, I have set forth on Exhibit B (Previous Inventions) attached hereto a complete list of all Inventions that I have, alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of my employment with the Company, that I consider to be my property or the property of third parties and that I wish to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause me to violate any prior confidentiality agreement, I understand that I am not to list such Prior Inventions in Exhibit B but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit B for such purpose. If no such disclosure is attached, I represent that there are no Prior Inventions. If, in the course of my employment with the Company, I incorporate a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use and sell such Prior Invention. Notwithstanding the foregoing, I agree that I will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without the Company’s prior written consent.

     2.3 Assignment of Inventions. Subject to Sections 2.4, and 2.6, I hereby assign and agree to assign in the future (when any such Inventions or Proprietary Rights are first reduced to practice or first fixed in a tangible medium, as applicable) to the Company all my right, title and interest in and to any and all Inventions (and all Proprietary Rights with respect thereto) whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by me, either alone or jointly with others, during the period of my employment with the Company. Inventions assigned to the Company, or to a third party as directed by the Company pursuant to this Section 2, are hereinafter referred to as “Company Inventions.”

     2.4 Nonassignable Inventions. This Agreement does not apply to an Invention which qualifies fully as a nonassignable Invention under Section 2870 of the California Labor Code (hereinafter “Section 2870”). I have reviewed the notification on Exhibit A (Limited Exclusion Notification) and agree that my signature acknowledges receipt of the notification.

     2.5 Obligation to Keep Company Informed. During the period of my employment and for six (6) months after termination of my employment with the Company, I will promptly disclose to the Company fully and in writing all Inventions authored, conceived or reduced to practice by me, either alone or jointly with others. In addition, I will promptly disclose to the Company all patent applications filed by me or on my behalf within a year after termination of employment. At the time of each such disclosure, I will advise the Company in writing of any Inventions that I believe fully qualify for protection under Section 2870; and I will at that time provide to the Company in writing all evidence necessary to substantiate that belief. The Company will keep in confidence and will not use for any purpose or disclose to third parties without my consent any confidential information disclosed in writing to the Company pursuant to this Agreement relating to Inventions that qualify fully for protection under the provisions of Section 2870. I will preserve the confidentiality of any Invention that does not fully qualify for protection under Section 2870.

     2.6 Government or Third Party. I also agree to assign all my right, title and interest in and to any particular Company Invention to a third party, including without limitation the United States, as directed by the Company.

     2.7 Works for Hire. I acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment and which are protectable by copyright are “works made for hire,” pursuant to United States Copyright Act (17 U.S.C., Section 101).

     2.8 Enforcement of Proprietary Rights. I will assist the Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights relating to Company Inventions in any and all countries. To that end I will execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as the Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, I will execute, verify and deliver assignments of such Proprietary Rights to the Company or its designee. My obligation to assist the Company with respect to Proprietary Rights relating to such Company Inventions in any and all countries shall continue beyond the termination of my employment, but the Company shall compensate me at a reasonable rate after my termination for the time actually spent by me at the Company’s request on such assistance.

In the event the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified in the preceding paragraph, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of the preceding paragraph with the same legal force and effect as if executed by me. I hereby waive and quitclaim to the Company any and all claims, of any nature whatsoever, which I now or may hereafter have for infringement of any Proprietary Rights assigned hereunder to the Company.

3. RECORDS. I agree to keep and maintain adequate and current records (in the form of notes, sketches, drawings and in any other form that may be required by the Company) of all Proprietary Information developed by me and all Inventions made by me during the period of my employment at the Company, which records shall be available to and remain the sole property of the Company at all times.

4. ADDITIONAL ACTIVITIES. I agree that during the period of my employment by the Company I will not, without the Company’s express written consent, engage in any employment or business activity which is competitive with, or would otherwise conflict with, my employment by the Company. I agree further that for the period of my employment by the Company and for one (l) year after the date of termination of my employment by the Company I will not, either directly or through others, solicit or attempt to solicit any employee, independent contractor or consultant of the company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or entity.

5. NO CONFLICTING OBLIGATION. I represent that my performance of all the terms of this Agreement and as an employee of the Company does not and will not breach any agreement to keep in confidence information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any agreement either written or oral in conflict herewith.

6. RETURN OF COMPANY DOCUMENTS. When I leave the employ of the Company, I will deliver to the Company any and all drawings, notes, memoranda, specifications, devices, formulas, and documents, together with all copies thereof, and any other material containing or disclosing any Company Inventions, Third Party Information or Proprietary Information of the Company. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. Prior to leaving, I will cooperate with the Company in completing and signing the Company’s termination statement.

7. LEGAL AND EQUITABLE REMEDIES. Because my services are personal and unique and because I may have access to and become acquainted with the Proprietary Information of the Company, the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

8. NOTICES. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery to the appropriate address or if sent by certified or registered mail, three (3) days after the date of mailing.

9. NOTIFICATION OF NEW EMPLOYER. In the event that I leave the employ of the Company, I hereby consent to the notification of my new employer of my rights and obligations under this Agreement.

10. GENERAL PROVISIONS.

     10.1 Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by and construed according to the laws of the State of California, as such laws are applied to agreements entered into and to be performed entirely within California between California residents. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in Alameda County, California for any lawsuit filed there against me by Company arising from or related to this Agreement.

     10.2 Severability. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing it, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

     10.3 Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.

     10.4 Survival. The provisions of this Agreement shall survive the termination of my employment and the assignment of this Agreement by the Company to any successor in interest or other assignee.

     10.5 Employment. I agree and understand that nothing in this Agreement shall confer any right with respect to continuation of employment by the Company, nor shall it interfere in any way with my right or the Company’s right to terminate my employment at any time, with or without cause.

     10.6 Waiver. No waiver by the Company of any breach of this Agreement shall be a waiver of any preceding or succeeding breach. No waiver by the Company of any right under this Agreement shall be construed as a waiver of any other right. The Company shall not be required to give notice to enforce strict adherence to all terms of this Agreement.

     10.7 Entire Agreement. The obligations pursuant to Sections 1 and 2 of this Agreement shall apply to any time during which I was previously employed, or am in the future employed, by the Company as a consultant if no other agreement governs nondisclosure and assignment of inventions during such period. This Agreement is the final, complete and exclusive agreement of the parties with respect to the subject matter hereof and supersedes and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing and signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.

     This Agreement shall be effective as of the first day of my employment with the Company, namely: February 18, 2003.

     I HAVE READ THIS AGREEMENT CAREFULLY AND UNDERSTAND ITS TERMS. I HAVE COMPLETELY FILLED OUT EXHIBIT B TO THIS AGREEMENT.

Dated: 2/18/03

/s/ Mary L. Schramke

(Signature)

Mary L. Schramke

(Printed Name)

ACCEPTED AND AGREED TO:

LYNX THERAPEUTICS, INC.

By:	/s/ Cristina Alves

Title:	HR Coordinator

25861 Industrial Blvd

(Address)

Hayward, CA 94545

Dated: 2/18/03

EXHIBIT A

LIMITED EXCLUSION NOTIFICATION

     THIS IS TO NOTIFY you in accordance with Section 2872 of the California Labor Code that the foregoing Agreement between you and the Company does not require you to assign or offer to assign to the Company any invention that you developed entirely on your own time without using the Company’s equipment, supplies, facilities or trade secret information except for those inventions that either:

     1. Relate at the time of conception or reduction to practice of the invention to the Company’s business, or actual or demonstrably anticipated research or development of the Company; or

     2. Result from any work performed by you for the Company.

     To the extent a provision in the foregoing Agreement purports to require you to assign an invention otherwise excluded from the preceding paragraph, the provision is against the public policy of this state and is unenforceable.

     This limited exclusion does not apply to any patent or invention covered by a contract between the Company and the United States or any of its agencies requiring full title to such patent or invention to be in the United States.

     I ACKNOWLEDGE RECEIPT of a copy of this notification.

	By:	Mary L. Schramke

(PRINTED NAME OF EMPLOYEE)

	Date:	2/19/03
WITNESSED BY:

Cristina Alves

(PRINTED NAME OF REPRESENTATIVE)

Lynx Therapeutics, Inc.		Effective Date: 11/01/01
Employee Handbook

EXHIBIT B

TO: Lynx Therapeutics, Inc.

FROM: Mary L. Schramke

DATE: 2/19/03

SUBJECT: Previous Inventions

1. Except as listed in Section 2 below, the following is a complete list of all inventions or improvements relevant to the subject matter of my employment by Lynx Therapeutics, Inc. (the “Company”) that have been made or conceived or first reduced to practice by me alone or jointly with others prior to my engagement by the Company:

☒	No inventions or improvements.

☐	See below:

☐ Additional sheets attached.

     2. Due to a prior confidentiality agreement, I cannot complete the disclosure under Section 1 above with respect to inventions or improvements generally listed below, the proprietary rights and duty of confidentiality with respect to which I owe to the following party(ies):

	Invention or Improvement	Party(ies)	Relationship
1.

2.

3.

☐ Additional sheets attached.

Lynx Therapeutics, Inc.	Effective Date: 11/01/01
Employee Handbook